UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                             ____________________


                                   FORM 8-K

                                CURRENT REPORT

                             ____________________

                    PURSUANT TO SECTION 13 OR 15(D) OF THE
                        SECURITIES EXCHANGE ACT OF 1934



        Date of Report (Date of earliest event reported): MAY 28, 2003



                             WYNN RESORTS, LIMITED
            (Exact Name of Registrant as Specified in its Charter)



             NEVADA                    000-50028             46-0484987
 (State or Other Jurisdiction of     (Commission         (I.R.S. Employer
         Incorporation)               File Number)       Identification No.)


       3145 LAS VEGAS BOULEVARD SOUTH
              LAS VEGAS, NEVADA                               89109
  (Address of Principal Executive Offices)                 (Zip Code)

                                (702) 733-4444
             (Registrant's telephone number, including area code)

Item 5.    Other Events.

         On May 28, 2003, Wynn Las Vegas, LLC (the "Company"), a wholly-owned subsidiary of Wynn Resorts, Limited, entered into the First Amendment to Credit Agreement and Other Loan Documents (the "Credit Agreement Amendment") with Deutsche Bank Trust Company Americas, as Administrative Agent, and other parties signatory thereto. The Credit Agreement Amendment clarified certain provisions of the Company's credit facility and amended the interest rate protection provision of the credit agreement that requires that the Company obtain, prior to making any borrowings, interest rate protection against increases in interest rates for certain borrowings up to $325,000,000, such that the protection only needs to be in place until 18 months from the later of the date that the Le Reve casino-resort opens and certain other events have occurred. In addition, on May 30, 2003, the Company entered into an interest rate swap agreement with JPMorgan Chase Bank ("JPMorgan Chase") to hedge a portion of the underlying interest risk on future borrowings under the Company's existing credit facility. Pursuant to the hedge agreement, the Company will pay to JPMorgan Chase a fixed interest rate of approximately 2.65% on borrowings estimated to be incurred periodically under the Company's existing credit facility up to a maximum of $325,000,000, in exchange for payments from JPMorgan Chase on the same amounts at a variable interest rate based on the applicable London Interbank Offered Rate ("LIBOR") at the time of payment. The term of the agreement is March 1, 2004 through December 1, 2006. The Company's credit facility currently anticipates annual interest charged on outstanding borrowings at LIBOR plus 4% on revolving loans and plus 5.5% on term loans. The Company currently has no amounts outstanding under its existing credit facility. We cannot predict with certainty that our estimated borrowings in the hedge agreement will match, in timing or amount, our actual borrowings under the credit facility.


                                  SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:    June 5, 2003

                                           Wynn Resorts, Limited


                                           By: /s/ John Strzemp
                                              ----------------------------
                                              John Strzemp
                                              Executive Vice President and
                                              Chief Financial Officer